EXHIBIT 99.8

Insteel Industries, Inc.
NEWS RELEASE

Contact:	Michael C. Gazmarian
Chief Financial Officer and Treasurer
Insteel Industries, Inc.
336-786-2141, Ext. 3020
INSTEEL INDUSTRIES DECLARES QUARTERLY CASH DIVIDEND
•	Announces appointment of James F. Petelle as Vice President and Assistant Secretary
MOUNT AIRY, N.C., November 15, 2006 – Insteel Industries, Inc. (Nasdaq: IIIN) today announced that its board of directors declared a quarterly cash dividend of $0.03 per share on the Company’s common stock payable on January 5, 2007 to shareholders of record as of December 22, 2006.
The Company also announced that its board of directors had approved the appointment of James F. Petelle as Vice President and Assistant Secretary of the Company. Following the retirement of Gary D. Kniskern as Vice President – Administration and Secretary of the Company in January 2007, Mr. Petelle will assume Mr. Kniskern’s role. Mr. Petelle was previously with Andrew Corporation (Nasdaq: ANDW), a manufacturer of telecommunications infrastructure equipment, where he served as Vice President – Law from 2000 to October 2006, and Secretary from 1990 to May 2006.
About Insteel
Insteel Industries is one of the nation’s largest manufacturers of steel wire reinforcing products for concrete construction applications. The Company manufactures and markets prestressed concrete strand and welded wire reinforcement, including concrete pipe reinforcement, engineered structural mesh and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products for the nonresidential and infrastructure construction industries. Headquartered in Mount Airy, North Carolina, Insteel operates six manufacturing facilities located in the United States.
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1373 BOGGS DRIVE / MOUNT AIRY, NORTH CAROLINA 27030 / 336-786-2141/ FAX 336-786-2144